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                        Roosevelt Financial Group, Inc.               Exhibit 11
                       Computation of Per Share Earnings
                 (Dollars in thousands, except per share data)


                                                                    For the years ended
                                                           ---------------------------------------
                                                              1994           1993          1992
                                                           ---------      ----------    ----------
Computation of primary earnings per share:

 Weighted average number of
  common shares outstanding...............................   37,546,154    30,921,130    28,957,713

 Add common stock equivalents for shares
  issuable under stock option plan (1)....................      397,779     1,128,447       990,999
                                                            -----------   -----------   -----------

 Weighted average number of shares outstanding
  adjusted for common stock equivalents...................   37,943,933    32,049,577    29,948,712
                                                             ==========    ==========   ===========


 Net income...............................................     $ 23,707      $ 44,872      $ 30,455
 Subtract dividends on convertible preferred stock........       (5,184)       (3,815)       (1,589)
                                                                 ------        ------        ------
Net income attributable to common stock..................      $ 18,523      $ 41,057      $ 28,866
                                                                 ======        ======        ======

 Primary earnings per share...............................        $0.49         $1.28         $0.96
                                                                  =====         =====         =====

Computation of fully diluted earnings per share:

 Weighted average number of
  common shares outstanding...............................   38,590,969    28,696,336    26,504,421

 Add common stock equivalents for shares
  issuable under stock option plan (2)....................      414,391     1,233,333     1,364,214
 Add assumed conversion of convertible
  preferred stock into common stock.......................    4,946,250    10,465,980     6,867,221
 Subtract assumed conversion of convertible preferred
  stock if effect of assumed conversion is anti-dilutive..   (4,946,250)    (      --)    (      --)
                                                             ----------     ---------     ---------

 Weighted average number of shares outstanding
  adjusted for common stock equivalents...................   39,005,360    40,395,649    34,735,856
                                                             ==========    ==========    ==========

 Net income...............................................     $ 23,707      $ 44,872      $ 30,455
 Subtract dividends on convertible preferred stock if
  effect of assumed conversion is anti-dilutive...........       (5,184)       (   --)       (   --)
                                                                 ------        ------        ------
 Adjusted net income......................................     $ 18,523      $ 44,872      $ 30,455
                                                                 ======        ======        ======

 Fully diluted earnings per share.........................        $0.48         $1.11         $0.88
                                                                  =====         =====         =====

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(1)  Additional shares issuable were derived under the "treasury stock method"
     using average market price during the period.
(2) Additional shares issuable were derived under the "treasure stock method" using the higher of the average market price during the period or the market price at the end of the period.


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